Exhibit (d)
[Letterhead of Paul, Hastings, Janofsky & Walker LLP]
January 31, 2011
JPMorgan Chase Bank, N.A., as Depositary
One Chase Manhattan Plaza, 58th Floor
New York, NY 10005

Re:	American Depositary Shares evidenced by American Depositary Receipts for deposited Class A ordinary shares of SouFun Holdings Limited
Dear Sirs:
     We have acted as counsel to JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 (File No. 333-169176) (as amended, the “Registration Statement”) relating to up to 50,000,000 American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), each ADS representing one Class A ordinary share, par value HK$1.00 per share, of SouFun Holdings Limited (the “Company”), an exempted limited liability company organized under the laws of the Cayman Islands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the “Deposit Agreement”), dated as of September 22, 2010, to be amended by Amendment No. 1 thereto, among the Company, the Depositary, and all holders from time to time of ADRs issued thereunder, filed as exhibits to the Registration Statement.
     As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination and in rendering the opinion expressed below, we have assumed (i) the due authorization, execution and delivery of the Deposit Agreement and all other agreements, instruments and other documents by all the parties thereto (other than the Depositary); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]
copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that the Deposit Agreement is the valid and binding obligation of each of the parties thereto (other than the Depositary), enforceable against such parties in accordance with its terms and has not been amended or terminated orally or in writing except as has been disclosed to us; (vii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations; (viii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands; and (ix) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.
     Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.
     We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the laws of the State of New York and (ii) the federal laws of the United States.
     This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.
     We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof.
Very truly yours,
/s/ Paul, Hastings, Janofsky & Walker LLP